Jaime Klima
Chief Regulatory Officer

New York Stock Exchange
11 Wall Street
New York, NY 10005
direct dial: (212) 656-2006
jaime.klima@nyse.com

February 18, 2021

Mr. John Gustavsen
Interim CEO
P.O. Box 643
47 Cox Gulch Road
Thompson Falls, MT 59873

Via email

Dear Mr. Gustavsen:

NYSE Regulation is issuing this letter to United States Antimony Corporation (the "Company") as a Warning Letter as provided under Section 1009(a)(i) of the NYSE American Company Guide (the "Company Guide"). The basis for this Warning Letter is that the Company sold shares of its common stock in a manner that violated Sections 301 and 713 of the Company Guide. As discussed with legal representatives of the Company from Pryor Cashman LLC, trading in the Company's common stock has been halted since before the opening of trading on Wednesday, February 17, 2021, while we have been assessing these rule violations.

Based on our discussions and the Company's public disclosures in February 2021, we have noted that the Company recently entered into two non-underwritten transactions involving the sale of an aggregate of 26,290,000 common shares at a discount to the market price at the time of each transaction. The first transaction involved the sale of 15,300,000 common shares at a purchase price of $0.70 per share, that closed on February 3, 2021. The second transaction involved the sale of 10,990,000 common shares at a purchase price of $1.30 per share, that closed on February 16, 2021. In light of the very close proximity in time of the two transactions and the fact that both transactions involved substantially the same group of purchasers, NYSE Regulation determined that these issuances should be aggregated for purposes of Section 713 of the Company Guide. Together, the Company's two transactions covered approximately 34.4% of the Company's common stock outstanding.

Section 301 of the Company Guide states that a listed company is not permitted to issue, or to authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing.

Section 713 of the Company Guide requires shareholder approval when additional shares to be issued in connection with a transaction involve the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock.

NYSE

The Company failed to submit a completed listing application in advance of the second transaction to obtain advance Exchange approval as required by Section 301 of the Company Guide and also did not obtain shareholder approval for the aggregate issuance of 26,290,000 shares that exceeded 20% of the Company's common stock outstanding as required by Section 713 of the Company Guide. NYSE Regulation notes that, after it became aware that the Company had entered into a purchase agreement in relation to the second transaction, NYSE Regulation informed representatives of the Company that it would be a violation of the applicable Exchange rules for the Company to close the second transaction without first obtaining shareholder approval. Notwithstanding this clear guidance from NYSE Regulation, the Company went ahead with closing the transaction without notifying the Exchange.

NYSE Regulation takes very seriously the Company's violations of Sections 301 and 713 of the Company Guide in connection with the transactions. This conduct will be taken into consideration should there be any further violations of Company Guide rules.

Pursuant to Company Guide 401(j) and 1009(j), the Company is required to: (i) disclose receipt of this letter in a press release and indicate that the Company has failed to satisfy one or more continued listing requirements; and (ii) file a Form 8-K disclosing its receipt of this letter no later than four business days after receipt, pursuant to SEC rules. As per our discussion with the Company's legal representatives at Pryor Cashman LLP, the Exchange will not resume trading in the Company's common stock until these material disclosures have been made.

Sincerely,

Jaime Klima

Cc: Michael T. Campoli, Pryor Cashman LLP
M. Ali Panjwani, Pryor Cashman LLP